Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of January     , 2015, is between Sol-Wind, LLC, a Delaware limited liability company (the “Company”), and Michael Morrow (the “Executive”) (collectively, the “Parties” and each, a “Party”) and supersedes in its entirety that certain employment agreement between the Company and the Executive dated as of May 15, 2014 (the “2014 Agreement”), pursuant to which the Executive has been employed by the Company in the capacity of Vice President.  In addition to the terms defined elsewhere herein, initial capitalized terms have the meanings given to them in Section 27.

RECITAL

The Company is the General Partner of Sol-Wind Renewable Power LP (the “MLP”).  In contemplation of the initial public offering of the MLP (the “IPO”), the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth herein.  For the avoidance of doubt, the Parties agree that this Agreement and not the 2014 Agreement will govern the terms of the Executive’s employment with the Company from and after the Effective Date (as defined below).

NOW, THEREFORE, the Parties agree as follows:

1.                                      Effectiveness.  This Agreement is effective as of December 18, 2014 (the “Effective Date”).

2.                                      Employment.  (a) During the Employment Term, the Executive will serve as the Chief Investment Officer and Senior Vice President, Asset Acquisitions of the Company.  The Executive may also perform services for any other member of the Company Group, as may be requested from time to time by the Supervisor (as defined below) on the terms and conditions set forth herein, and without any additional compensation.

(b)                           The employment relationship between the Company and the Executive will be governed by the applicable general employment policies and practices of the Company, including those relating to ethics and business conduct, confidential information, expense reimbursement and avoidance of conflicts (together, the “Company Policies”), except that when any express term of this Agreement is in conflict with the Company Policies, such term of this Agreement will control, unless otherwise required by applicable law.

3.                                      Term.  Unless earlier terminated, subject to Section 8 hereof, the Executive’s employment will be for an initial term commencing upon the Effective Date and ending on December 17, 2018 (the “Employment Term”), subject to renewal, the terms of which will be negotiated in good faith and agreed upon by both Parties, no less than six months prior to the end of the Employment Term.

Without limiting the generality or effect of the foregoing, the Executive will, if applicable, provide the Company with written notice of the Executive’s intent to terminate employment with the Company at least 90 days prior to the effective date of such termination, unless the Supervisor determines in its sole and absolute discretion to shorten any such notice period.  The Supervisor may elect to pay the Executive in lieu of any such notice period.

4.                                      Position and Duties of the Executive.  (a) The Executive will report directly and exclusively to the Company’s Chief Executive Officer (the “Supervisor”), and have duties, responsibilities and authorities commensurate with the Executive’s title and position as Chief Investment Officer, and such duties, responsibilities and authority as may be reasonably assigned to the Executive from time to time by the Supervisor. It is anticipated the Executive’s duties as Chief Investment Officer will require approximately thirty percent (30%) of the Executive’s time; and

(b)                                 As the Senior Vice President, Asset Acquisitions, the Executive will report directly to the Company’s Chief Commercial Officer, and have duties, responsibilities and authorities commensurate with the Executive’s title and position as Senior Vice President, Asset Acquisitions, and such duties, responsibilities and authority as may be reasonably assigned to the Executive from time to time by the Supervisor. It is anticipated that the Executive’s duties as Senior Vice President, Asset Acquisitions will require approximately seventy percent (70%) of the Executive’s time.  For the avoidance of doubt, the Executive shall notify the Supervisor in advance of any vacation or other time off, and the Executive and the Supervisor shall mutually determine the schedule of such time off.

(c)                                  During the Employment Term, the Executive will devote the Executive’s best efforts, full attention and energies during normal working time to the business(es) of the Company Group and the performance of any of the Executive’s duties as set forth herein.  The Executive will be required to travel over-night on behalf of the Company, as reasonable for the Executive’s duties from time to time.  It is the good faith expectation of the Parties that such travel would not exceed twenty-five (25) business days per year, provided, however, that should additional days of travel be reasonably required, such requirement for additional travel days would not constitute a breach by the Company of any provision of this Agreement.

(d)                                 So long as such activities do not involve a breach of this Agreement and do not interfere with the performance of the Executive’s duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs during the Employment Term and, subject to the prior approval of the Supervisor in the Supervisor’s sole and absolute discretion, serve as a member of the governing board of any such organization.  The Executive may retain all fees and other compensation from any such service, and the Company will not reduce the Executive’s compensation by the amount of such fees.  During the Employment Term, the Executive may continue his involvement with the entities listed on Exhibit B, so long as such activities do not involve a breach of this Agreement and do not materially interfere with the performance of the Executive’s duties hereunder.  Notwithstanding anything herein to the contrary, the Executive may not accept any position during the Employment Term with a for-profit enterprise without the prior written approval of the Supervisor in the Supervisor’s sole and absolute discretion.

5.                                      Compensation.  (a) Base Salary.  During the Employment Term and prior to the IPO, the Executive will receive cash payments at a rate of $16,666.67 per month (the “Base Salary”) through the date that is no more than 30 days following the date of the completion of the IPO (such date, the “Salary Transition Date”). Additionally, during the Employment Term, $11,250.00 per month will be vested and deferred for each month beginning on the Effective Date and ending on the Salary Transition Date and will be credited to a deferred cash account (the “Deferred Cash Account”).  The Deferred Cash Account will be paid to the Executive as soon as reasonably practicable in 2015, but in no event later than 90 days following the date of the completion of the IPO.  During the Employment Term, and beginning on the Salary Transition Date, the Base Salary shall be increased to $335,000 per annum, which will be reviewed annually for possible increases.  The Base Salary will be payable at the times and in the manner consistent with the Company’s policies regarding compensation of the Company’s executives generally, but in no event less frequently than monthly.  The Executive’s Base Salary will be adjusted annually, and shall increase at a minimum of the lesser of the COLA Index or 3%.

(b)                                 Annual Bonus.  With respect to each calendar year during the Employment Term beginning in 2015, the Executive will be eligible to receive an annual incentive bonus in accordance with, and subject to, the terms and conditions of the Company’s applicable annual incentive bonus program (the “Annual Bonus”).  During the Employment Term, the Executive will be eligible to receive an Annual Bonus opportunity of up to 50% of the Executive’s then current annual Base Salary.  The Annual Bonus will be based upon criteria (i) agreed upon by the board of directors of the Company (the “Board”) (or a committee thereof) after consultation with the Executive and (ii) established by January 31 of each year and will be subject to the terms and conditions of the Company’s annual bonus plan as in effect from time to time.  For the avoidance of doubt, the Executive will not be eligible to receive an Annual Bonus for calendar year 2014.

(c)                                  Long-Term Incentive.  The Executive will be eligible to receive, indirectly, up to 7.84% of the eligible pool of MLP units (the “Equity Award”, subject to the terms of the Company’s equity incentive plan and the terms of the applicable award agreements), which Equity Award shall be granted at such time or times as determined by the Board in its discretion.  It is expected that the terms of the Equity Award will be finalized by November 15, 2015.  The Equity Award shall vest in equal quarterly installments of 6.25% over four years following the IPO.

(d)                                 Change in Control.  (i) If a Change in Control occurs prior to an IPO, upon occurrence of the Change in Control, the Executive will be entitled to immediate vesting of 50% of the Executive’s then outstanding unvested Equity Awards, irrespective of whether the applicable vesting criteria are met;

(ii)                                  If a Change in Control occurs after an IPO, the Company will consider, in good faith, full vesting of the Equity Award, taking into account the comments and views of the underwriters, subject to the confirmation by the underwriters that such terms should not negatively impact the MLP’s marketability to the public markets or potential acquirers.

6.                                      Benefits.  (a) Employee Plans.  During the Employment Term, subject to the terms and conditions of the applicable plans, the Executive will be eligible to participate in the Company-sponsored group health, major medical, dental, vision, life insurance, including a life insurance policy that is reasonable and customary for chief operating officers of similarly sized and situated companies, 401(k) and other employee welfare benefit plans (the “Employee Plans”).  The Executive acknowledges that the Company reserves the right to amend or terminate any Employee Plan(s) at any time in its discretion, subject to the terms of such Employee Plan(s) and applicable law (so long as consistent with the previous sentence).

(b)                                 Vacation.  During the Employment Term, the Executive will be eligible to participate in the Company’s vacation, holiday and sick, personal and other leave policies as are provided under the Company’s policies applicable to similarly-situated executives.  The Executive will be eligible for 15 days of paid vacation during each full year during the Employment Term, with any unused vacation days to be carried over to the following fiscal year in accordance with the Company’s vacation policy as in effect from time to time.  Accrued but unused vacation days will be paid upon a termination of the Executive’s employment for any reason.

(e)                            Indemnification.  The Executive will be entitled to indemnification from the Company to the extent, and on the terms, set forth in the applicable governing documents.  The Company will maintain directors’ and officers’ liability insurance and the Executive will be covered under such insurance; provided that such insurance will be in such amounts and contain such terms and conditions as are reasonable and customary for similarly sized and situated companies as determined by the Board in its sole discretion.

7.                                      Expenses.  The Company will pay or reimburse the Executive for reasonable business expenses incurred by the Executive during the Employment Term in connection with the Executive’s duties on behalf of the Company, including but not limited to, expenses for equipment necessary to fulfill the Executive’s duties, in accordance with the Company’s travel and expense policy, as it may be amended from time to time, or any successor policy applicable to executives of the Company, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies.

8.                                      Termination.  (a) Termination by the Company for Cause or Resignation by the Executive Without Good Reason.  If, during the Employment Term, the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, the Executive will not be eligible to receive Base Salary, to receive an Annual Bonus or to participate in any Employee Plans or receive any other compensation with respect to future periods after the date of such termination or resignation, except for the right to receive (i) accrued but unpaid Base Salary through the date of termination of employment, to be paid on the first payroll date following the termination in accordance with the Company’s normal payroll practice or as otherwise required by applicable state law; (ii) any accrued unused vacation time, to be paid on the first payroll date following the termination in accordance with the Company’s normal payroll practice or as otherwise required by applicable state law; (iii) any unreimbursed business expenses incurred by the Executive prior to the date of termination, to be paid in accordance with the provisions of Section 7; and (iv) all compensation and vested benefits payable to the Executive under the terms of the Employee Plans in which the Executive participated prior to the date of termination of employment, in accordance with the terms of such Employee Plans (together, the “Accrued Compensation and Benefits”).  The Executive will not be eligible to receive an Annual Bonus for the calendar year during which such termination of employment occurred and the Equity Awards will be governed by the terms of the applicable equity plan and award agreement.

(b)                           Termination by the Company Without Cause, Resignation by the Executive for Good Reason, or the Company’s Notice of Non-Renewal of the Employment Term.  If, during the Employment Term, the Executive’s employment is terminated by the Company without Cause, the Executive terminates employment for Good Reason (in each case other than due to the Executive’s death or Disability) the Executive will be entitled to receive from the Company, in full satisfaction of the Executive’s rights and any benefits the Executive is entitled to under this Agreement, any other employment arrangement with the Company Group or otherwise, the following, subject to Section 8(d):

(i)                                     The Accrued Compensation and Benefits payable at the times set forth in Section 8(a);

(ii)                                  Payment of a sum equal to (A) one year’s worth of the Executive’s Base Salary at the rate in effect at the time immediately prior to the Executive’s termination from employment and (B) pro-rata earned Annual Bonus as of termination (the “Severance Amount”).  The Severance Amount will be paid in equal installments over the course of 8 months following the date of termination of employment, with the first such payment to be made on the 60th day following the date of termination of employment and each payment thereafter to be made in accordance with the Company’s normal payroll practices; and

(iii)                               The portion of the Equity Awards next scheduled to vest following the date of termination of employment will vest as of the 60th day following the date of termination of employment.

(c)                            Termination by Death or Disability.  If the Executive dies or becomes Disabled during the Employment Term, the Executive’s employment will terminate and the Executive or, if applicable, the Executive’s beneficiary (or, if none, the Executive’s estate), will be entitled to receive from the Company the Accrued Compensation and Benefits payable at the times set forth in Section 8(a).

(d)                                 Payment Timing & Release Requirement.  Any obligation of the Company to make any payment or provide any benefit pursuant to Section 8(b) (other than the payment of Accrued Compensation and Benefits) is conditioned upon the Executive first executing and delivering to the Company a release in the form attached hereto as Exhibit A (the “Release”), within 45 days after the date of termination of employment, with all periods for revocation therein having expired.

(e)                                  Forfeiture.  Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder will be forfeited if the Executive breaches Section 9, 10 or 12; provided that, before invoking this paragraph, the Company will provide the Executive a reasonable time (not to exceed 30 days) to respond to such assertion and, to the extent curable, a right to cure such breach within such time.

9.                                      Duty of Loyalty.

(a)                                 During the course, and as a result, of the Executive’s employment with the Company, the Executive will have access to Confidential Information; the opportunity to gain close knowledge of, and possible influence over, customers, suppliers, independent contractors and employees of the Company and other members of the Company Group; possess in some measure and have the ability to affect the goodwill of the Company and the goodwill of other members of the Company Group; and come to possess an intimate knowledge of the business of the Company and other members of the Company Group, including their policies, methods, personnel and operations.

(b)                                 Confidentiality.  (i) The Executive acknowledges that, in the course of the Executive’s employment, the Executive will become familiar with the trade secrets, confidential information and other proprietary information concerning the Company and other members of the Company Group, including projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, employment pay information and data, research and development, intellectual property, trademarks, customer lists, pricing information, production and cost data, compensation and fee information, accounting and financing data, and methods of design, distribution, marketing, service or procurement, regardless of whether such information has been reduced to documentary form, which the Company Group treats as confidential or proprietary (collectively, the “Confidential Information”).

(ii)                                  The Executive acknowledges and agrees that any and all Confidential Information will be received and held by the Executive in a confidential capacity.  The Executive will not, during the Employment Term and/or at any time thereafter, in any manner, whether directly or indirectly, knowingly use for the Executive’s own benefit or the benefit of any other Person, or disclose, divulge, render or offer, any Confidential Information, except on behalf of the Company in the course of the proper performance of the Executive’s duties hereunder.

(c)                                  Non-Competition.  (i) The Executive acknowledges that (A) the Executive’s services are of special, unique and extraordinary value to the Company and (B) the Company’s ability to accomplish its purposes and to successfully compete in the marketplace depends substantially on the skills and expertise of the Executive.  The Executive agrees that, in consideration of his employment under this Agreement and all compensation and benefits being provided herein and as a condition of his being provided with Confidential Information, it is both fair and reasonable as well as necessary for the protection of the Company’s Confidential Information, goodwill in the marketplace, and other protectable business interests, that he be subject to certain limitations in his activities following the time that the Executive is no longer employed by the Company or any other member of the Company Group.

(ii)                                  The Executive agrees that, during the Employment Term, and for a period of twelve (12) months after the termination date of employment (together, the “Restricted Period”), the Executive will not, whether alone or jointly, or as an employee, officer, agent, partner, member, stockholder (except holding not more than 2% of the outstanding stock of any listed company as a passive investor), investor, consultant, advisor, or independent contractor, directly, indirectly or beneficially, irrespective of whether compensation or other remuneration is provided, for the Executive’s own account or for the benefit of any other Person, engage in any business or entity in the same field of commercial activities as any member of the Company Group, in any instance, anywhere in the world (a “Competitive Enterprise”).

(d)                           Non-Solicitation.  The Executive agrees that, during the Restricted Period, the Executive will not:

(i)                                     hire, solicit, encourage or otherwise induce any employee, consultant or independent contractor of any member of the Company Group, who provided services to any member of the Company Group within the preceding six months, to terminate his or her employment or other contractual relationship with any member of the Company Group; or

(ii)                                  (A) induce or attempt to induce any Person which is a supplier, distributor, customer or otherwise a contracting party of any member of the Company Group at any time during the applicable Restricted Period, to terminate or modify any written or oral agreement or understanding with any member of the Company Group, or (B) otherwise solicit any Person described in clause (A) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with any member of the Company Group.

(e)                            Company Property.  All notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof), advertising, sales, manufacturers’ and other materials or articles or information, including data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind furnished to the Executive by the Company Group or developed, made or compiled by the Executive on behalf of the Company Group or at the Company’s direction or for the Company Group’s use or otherwise received in connection with the Executive’s employment hereunder, are and will remain the sole property of the Company Group, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage, but excluding materials relating directly to the terms and conditions of the Executive’s employment and the Executive’s performance as an employee of the Company (the “Company Property”).  If any member of the Company Group requests the return of any Company Property at any time during or at or after the date of termination of employment, the Executive will deliver all such Company Property, including all copies of the same, to the Company as soon as practicable.  The provisions of this paragraph apply during and after the period when the Executive is an employee of the Company and will be in addition to (and not a limitation of) any legally applicable protections of the Company Group’s interest in Confidential Information, trade secrets and the like.

(f)                                   Non-Disparagement.  At no time during or after the Employment Term will the Executive utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about any member of the Company Group and/or any of their respective businesses, or any of their respective officers, employees, directors, agents or representatives.  The Company will not, following the end of the Employment Term, make any formal, public statements directed at the Executive that disparage the Executive and the Company agrees that the Company will instruct its officers and, and the officers and directors of any other member of the Company Group, not to make any false or disparaging statements, remark or rumors about the Executive; provided, however, that the Company and any other member of the Company Group may make such statements as are necessary to comply with any applicable law, regulatory guidance or ruling.

(g)                                  The Executive’s obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any Party, until and unless such Confidential Information has become, through no fault of the Executive, generally known to the public.  For purposes of this paragraph, “generally known” means known throughout the domestic U.S. industry or the appropriate foreign country’s or countries’ industry.  In the event that the Executive is required by law, regulation, or court order to disclose any of the Confidential Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company’s seeking a protective order or other appropriate remedy from the proper authority at its sole cost and expense.  The Executive further agrees to cooperate with the Company or any other member of the Company Group in seeking such order or other remedy and that, if the Company Group is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, the Executive will furnish only that portion of the Confidential Information that is legally required, and the Executive will exercise all reasonable legal efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information.

(h)                           The Executive’s obligations under this Section 9 are in addition to, and not in limitation of, all other obligations of confidentiality under the Company Group’s policies and applicable law and regulatory guidance.  To the extent any inconsistency exists between this Agreement and the Company’s policies, the terms of this Agreement shall govern.

(i)                               If a court at any time determines that any restriction or limitation in this Section 9 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.  The Executive acknowledges that material violation of Section 9 could cause irreparable harm to the Company Group and that the Company Group’s remedy at law for some violations may be inadequate.  In recognition of the foregoing, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, the Company Group will have the right to seek enforcement of this Agreement by specific equitable remedies, which will include temporary and permanent injunctions.

10.                               Developments.  (a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, mask works and works of authorship, whether patentable or copyrightable or not, (i) which relate to the business(es) of the Company Group and have heretofore been created, made, conceived or reduced to practice by the Executive or under the Executive’s direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company Group’s business(es) and are created, made, conceived or reduced to practice by the Executive or under the Executive’s direction or jointly with others during the Executive’s employment with the Company, whether or not during normal working hours or on the premises of the Company or any other member of the Company Group (all of the foregoing of which are collectively referred to in this Agreement as “Developments”).

(b)                           The Executive agrees to assign and hereby assigns to the Company (or any Person designated by the Company) all of the Executive’s rights, title and interest worldwide in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any other applications for registration of a proprietary right.  This paragraph will not apply to developments that the Executive developed entirely on the Executive’s own time without using the Company Group’s equipment, supplies, facilities or Confidential Information and that does not, at the time of conception or reduction to practice, have utility in or relate to the Company Group’s business(es), or actual or demonstrably anticipated research or development.  To the extent this Agreement is construed in accordance with the laws of any jurisdiction which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph will be interpreted not to apply to any invention which a court rules or the Company agrees falls within such classes but will be interpreted to apply thereto to the maximum extent legally permissible.

(c)                            The Executive will cooperate fully with the Company, both during and after the Executive’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries) relating to Developments.  The Executive will not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation.  The Executive will sign all papers, including copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, and do all things that the Company may deem necessary or desirable in order to protect its rights and interests in any Development.  If the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, any executive officer of the Company is expressly authorized to execute any such papers as the Executive’s agent and attorney-in-fact, coupled with interest, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as the Executive’s agent and attorney-in-fact to execute any such papers on the Executive’s behalf and to take any and all other actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

11.                               Remedies.  The Executive and the Company acknowledge that the covenants contained in Sections 9 and 10 are reasonable under the circumstances.  Accordingly, if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended.  Accordingly, in addition to any other rights or remedies that the Company Group may have at law, in equity or under this Agreement, upon proof of the Executive’s violation of any such provision of this Agreement, the Company Group will be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of any bond.

12.                               Continued Availability and Cooperation.  (a) Following termination of the Executive’s employment, the Executive will reasonably cooperate with the Company Group and with the Company Group members’ counsel in connection with any present or future actual or threatened litigation, administrative proceeding or investigation involving any member of the Company Group that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company Group.  Cooperation will include:

(i)                                     Being reasonably available for interviews and discussions with the Company Group members’ counsel, as well as for depositions and trial testimony;

(ii)                                  If depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation for such testimony, as and to the extent that the Company Group or any Company Group member’s counsel reasonably requests;

(iii)                               Refraining from impeding in any way the Company Group’s prosecution or defense of such litigation or administrative proceeding; and

(iv)                              Reasonably cooperating fully in the development and presentation of the Company Group’s prosecution or defense of such litigation or administrative proceeding.

(b)                           The Company will reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is authorized in advance in writing by the Company), incurred in connection with any such cooperation, consultation and advice rendered under Section 12 of this Agreement after the Executive’s termination of employment.

13.                               Dispute Resolution.  (a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof or any other dispute related to the Executive’s employment by the Company or any other member of the Company Group, any Party may refer the dispute to binding arbitration, which, except as expressly provided hereafter, will be the exclusive forum for resolving such claims.  Such arbitration will be administered by the Employment Rules of the American Arbitration Association (the “AAA”) and governed by Delaware law.  The arbitration will be conducted by a single arbitrator selected by the Executive and the Company according to the rules of the AAA.  In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either the Executive’s or the Company’s request for arbitration, the arbitrator will be chosen by the AAA.  The arbitration proceeding will commence on a mutually agreeable date within 90 days after the request for arbitration.  The forum for arbitration will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in New York, New York.

(b)                           The Parties agree that each will bear its own costs and attorneys’ fees in any arbitration hereunder.  The arbitrator will not have authority to award attorneys’ fees or costs to any Party.

(c)                            The arbitrator will have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law.  The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state and local laws.  The decision of the arbitrator will be final and binding on the Parties.

(d)                           Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 9 and 10 will be subject to arbitration under this Section 13, but will instead be subject to determination as provided in Section 18.

14.                               Other Agreements, Entire Agreement.  No agreements or representations or warranties, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any Party which are not expressly set forth in this Agreement.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, including, for the avoidance of doubt, the 2014 Agreement.  Nothing herein will be deemed to provide the Executive a right to remain an officer or employee of any member of the Company Group.

15.                               Withholding of Taxes.  The Company will have the right to withhold from any amount payable hereunder any federal, state, city, local or other taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law, regulation or ruling.

16.                               Successors and Binding Agreement.  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including any Person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed “the

Company” for purposes of this Agreement), but will not otherwise be assignable or delegable by the Company, except that the Company may assign this Agreement, or may assign its rights and delegate its duties hereunder, to any Person who acquires all of the voting stock of the Company (or to any parent entity thereof).

(b)                           This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.  If the Executive dies while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

(c)                            This Agreement is personal in nature and neither the Company nor the Executive may, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder, except as expressly provided in Sections 16(a) and 16(b).  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

17.                               Notices.  Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses (or at the other address as a Party may specify by notice to the other) to the Company, to the attention of the General Counsel at its principal executive offices, and to the Executive, at the Executive’s principal residence as set forth in the employment records of the Company.

18.                               Governing Law and Choice of Forum.  (a) This Agreement will be construed and enforced according to the laws of the State of Delaware, other than the choice of law provisions thereof.

(b)                           To the extent not otherwise provided for by Section 13, the Parties consent to the exclusive jurisdiction of all state and federal courts located in New York, New York, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship.  Each Party hereby expressly waives (i) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph, and (ii) any and all objections either may have to venue, including the inconvenience of such forum, in any of such courts.  In addition, each Party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

19.                               Validity/Severability.  The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable law.

20.                               Survival.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration or termination of the Employment Term or this Agreement (including those under Sections 9, 10, 11 and 12) will survive any termination or expiration of this Agreement.

21.                               Subsequent Employment.  During the Restricted Period, if the Executive is offered employment or the opportunity to enter into any business activity, whether as owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, the Executive will inform the offeror of the existence of Sections 9 and 10 of this Agreement and provide the offeror a copy thereof.  The Executive authorizes the Company to provide a copy of the relevant provisions of this Agreement to any of the Persons described in this paragraph and to make such Persons aware of the Executive’s obligations under this Agreement.

22.                               Excise Tax.  (a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in control of the MLP or the Company or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then (i), to the extent that the shareholder approval exemption under Treasury Regulation Section 1.280G-1, Q&A 7 (the “Shareholder Approval Exemption”) is available to the Company, then if the Executive waives all amounts which could constitute an “excess parachute payment” within the meaning of Treasury Regulation Section 1.280G-1, Q&A 3, the Company will conduct the vote in accordance with the Shareholder Approval

Exemption or (ii), to the extent the Shareholder Approval Exemption is not available, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)                                 In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order:  (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.  Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(c)                                  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of the Company’s tax counsel (“Tax Counsel”) reasonably acceptable to the Company and the Executive and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the change in control that the Auditor is precluded from performing the calculations contemplated under this Section 22 under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Auditor to perform such services because of auditor independence concerns or (iii) the Auditor is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Auditor hereunder).

(d)                                 At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated,, whether any portion of the Total Payments are subject to reduction as described above and detailed supporting calculations by the Auditor.  All determinations required by this Section 22 will be made by the Auditor at the expense of the Company and shall be binding on the Company and the Executive.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 22 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

23.                               Compliance with Section 409A.  (a) The Parties intend that any amounts payable under this Agreement, and the Company’s and the Executive’s exercise of authority or discretion hereunder, comply with the provisions of Section 409A of the Code, along with the rules, regulations and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”) so as not to subject the Executive to the payment of the additional tax, interest or penalty which may be imposed under Section 409A.  In furtherance thereof, to the extent that any provision of this Agreement would result in the Executive being subject to payment of additional tax, interest or penalty under Section 409A, the Parties agree to take reasonable efforts to amend this Agreement if permitted under Section 409A in a manner which does not impose any additional taxes, interest or penalties on Executive in order to bring this Agreement into compliance with Section 409A, without materially changing the economic value of the arrangements under this Agreement to any Party, and thereafter the Parties will interpret its provisions in a manner that complies with Section 409A.  Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed.

(b)                                 Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A), at the time of the Executive’s “Separation From Service” (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Executive upon Separation From Service would be considered deferred compensation under Section 409A and cannot be paid or provided to the Executive without the Executive incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive’s Separation From Service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Executive’s Separation From Service or (ii) the Executive’s death.

(c)                                  With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in the Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) will be reimbursed by the Executive no later than December 31st of the year following the year in which the Executive incurs the related expenses.  In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d)                                 Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A.

(e)                                  A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a Separation From Service, and notwithstanding anything contained herein to the contrary, the date on which such Separation From Service takes place will be the termination date.

24.                               Amendment; Waiver.  (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.  No course of dealing between the Parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b)                                 No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.

25.                               Counterparts.  This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party, the Parties will re-execute original forms thereof and deliver them to the requesting Party.  No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each Party forever waives any such defense.

26.                               Headings; Interpretation.  (a) The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.

(b)                                 Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Unless otherwise indicated, any reference to a “Section” means a Section of this Agreement.

(c)                                  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(d)                                 The word “including” (in its various forms) means including without limitation.  All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

27.                               Defined Terms.  In addition to the terms defined elsewhere herein, the following terms will have the following meanings when used herein with initial capital letters:

(a)                           “Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) will mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise.  Unless otherwise indicated, an Affiliate refers to an Affiliate of the Company.

(b)                           “Cause” means:

(i)                                     The Executive’s commitment of gross negligence that is materially detrimental to any member of the Company Group;

(ii)                                  The Executive’s plea of guilty or nolo contendere to, or conviction of, (A) a felony or (B) a lesser crime which involves a breach of fiduciary duty owed to any member of the Company Group;

(iii)                               The willful and continued failure by the Executive to perform the Executive’s duties of Executive’s position (other than any such failure resulting from the Executive’s Disability), after demand for performance is delivered by the Company that identifies in reasonable detail the manner in which the Company believes the Executive has not performed the Executive’s duties, if, within 30 days of such demand, the Executive fails to cure any such failure that is capable of being cured; or

(iv)                              Any misconduct by the Executive that is materially injurious to any member of the Company Group, financial or otherwise;

provided, however, that the foregoing conditions will constitute Cause only (A) if the Company provides the Executive with a reasonably detailed written explanation specifying the facts giving rise to such Cause and stating its intent to terminate the Executive’s employment on a particular date; (B) the Executive is afforded a reasonable opportunity to discuss the issues with the Board at a duly-scheduled Board meeting; and (C) the majority of the Board (excluding the Executive if the Executive is a member of the Board at such time) subsequently votes in favor of termination of the Executive’s employment for Cause.

(c)                            “Code” means the Internal Revenue Code of 1986, as amended.

(d)                           “Change in Control” means the occurrence of a “change in control event” (within the meaning of Section 409A) with regard to the Company, the MLP, or any parent company of the Company

(e)                            “Company Group” means the Company, the MLP, and their respective Affiliates.

(f)                             “Disability” or “Disabled” means the Executive’s incapacity due to physical or mental illness to substantially perform the Executive’s duties and the essential functions of the Executive’s position, with or without reasonable accommodation, on a full-time basis for 12 months.

(g)                            “Good Reason” means, without the Executive’s consent:

(i)                                     A material diminution in the Executive’s Base Salary (other than as a result of a general across-the-board salary reductions applicable to all similarly situated executives);

(ii)                                  A material diminution in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);

(iii)                               A requirement that the Executive report to any person or entity other than the Supervisor;

(iv)                              A material diminution in the budget over which the Executive retains authority;

(v)                                 (v)                           A requirement that the Executive be principally based at any office or location more than 25 miles from the Executive’s current office in Seattle, WA or the Executive’s principal place of business (provided that, to the extent the distance is over 25 miles, the Executive and the Company will engage in good faith discussions over terms of a possible relocation by the Executive); or

(vi)                              Any other action or inaction that constitutes a material breach by the Company of this Agreement;

provided, however, that the foregoing conditions will constitute Good Reason only if (A) the Executive provides written notice to the Company within 30 days of the initial existence of the condition(s) constituting Good Reason and (B) the Company fails to cure such condition(s) within 30 days after receipt from the Executive of such notice (and upon such remedy Good Reason will be deemed to not exist).

(h)                           “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization.

28.                               Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, if any Company Policy, applicable U.S. or state law or regulation, or any stock exchange listing requirement, requires clawback or forfeiture of any incentive-based compensation, or any other compensation, paid to the Executive by the Company Group, such clawback or forfeiture may be accomplished to the extent and in the manner required by the applicable policy, law, regulation or stock exchange listing requirement.

29.                               Acknowledgements.  The Executive acknowledges and agrees that (i) the Executive has read this Agreement carefully and in its entirety, (ii) the Executive understands the terms and conditions contained herein, (iii) the Executive has had the opportunity to review this Agreement with legal counsel and a tax advisor of the Executive’s own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement, and (iv) the Executive is entering into this Agreement knowingly and voluntarily.  The Executive acknowledges and agrees that each member of the Company Group is an intended third party beneficiary of this Agreement and, as such, will be entitled to all of the benefits, and will be permitted to enforce its rights, under this Agreement as if such third party were an original party hereto.  As an inducement to enter into this Agreement, the Executive represents and warrants as follows:  (A) the Executive is not a party to any other agreement or obligation for personal services; (B) there exist no impediments or restraints, contractual or otherwise on the Executive’s power, right or ability to enter into this Agreement and to perform the Executive’s duties and obligations hereunder; and (C) the performance of the Executive’s obligations under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, non-competition or exclusive employment to which the Executive is or was subject.

30.                               Resignations.  Following the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, if applicable, all fiduciary positions (including as trustee) and all other offices and positions the Executive holds with the Company Group; provided, however, that if the Executive refuses to tender the Executive’s resignation after the Board has made such request, then the Board will be empowered to tender the Executive’s resignation from such offices and positions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement is duly executed as of the date first written above.

Sol-Wind, LLC

By:

Name:
Title:

The Executive

Michael Morrow

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

Michael Morrow (“Employee”) hereby acknowledges that Sol-Wind, LLC, a Delaware limited liability company (the “Employer”) is offering Employee certain payments in connection with Employee’s termination of employment pursuant to the employment agreement entered into between Employer and Employee, as amended (the “Employment Agreement”), in exchange for Employee’s promises in this Waiver and Release of Claims Agreement (this “Agreement”).

Severance Payments

1.                                      Employee agrees that Employee will be entitled to receive the applicable severance payments under the Employment Agreement (the “Severance Payments”) only if Employee accepts and does not revoke this Agreement, which requires Employee to release both known and unknown claims.

2.                                      Employee agrees that the Severance Payments tendered under the Employment Agreement constitute fair and adequate consideration for the execution of this Agreement.  Employee further agrees that Employee has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and that the Severance Payments are in addition to payments and benefits to which Employee is otherwise entitled.

Claims That Are Being Released

3.                                      Employee agrees that this Agreement constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Employee has or may have to date against Employer, Sol-Wind Renewable Power LP (the “MLP”), and any of their parents, subsidiaries, or affiliated entities and all of their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to Employee’s employment or the termination thereof, or otherwise based upon acts or events that occurred on or before the date on which Employee signs this Agreement.  To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments.  This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:

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(a)         claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and any and all other federal, state, municipal, local, or foreign equal opportunity laws;

(b)         if applicable, claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, and claims for wrongful termination in violation of public policy;

(c)          claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s employee benefit plans;

(d)         claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

(e)          claims of violation of federal, state, municipal, local, or foreign laws concerning leaves of absence, such as the Family and Medical Leave Act, and any other applicable state laws in Employee’s state of employment.

4.                                      If Employee has worked or is working in California, Employee expressly agrees to waive the protection of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

Claims That Are Not Being Released

5.                                      This release does not include any claims that may not be released as a matter of law, and this release does not waive claims or rights that arise after Employee signs this Agreement.  Further, this release will not prevent Employee from doing any of the following:

(a)         obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Employee lives and works, provided Employee satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Employee is entitled to such benefits);

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(b)         asserting any right that is created or preserved by this Agreement, such as Employee’s right to receive the Severance Benefits;

(c)          filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf); or

(d)         challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).

Additional Employee Covenants

6.                                      To the extent applicable, Employee confirms and agrees to Employee’s continuing obligations under the Employment Agreement, including, without limitation, following termination of Employee’s employment with Employer.  This includes, without limitation, Employee’s continuing obligations under Sections 9-12 of the Employment Agreement.

Company Release

7.                                      In consideration of the covenants contained herein, the Employer (for itself and on behalf of its affiliates, subsidiaries, parents, divisions, and, to the extent permitted by law, the current, future and former employees, officers, directors, stockholders, partners, joint venturers, consultants, insurers, trustees and agents thereof, and their respective successors and assigns (in each case, solely in connection with their affiliation with the Employer), knowingly and voluntarily releases and forever discharges Employee and his spouse, heirs, administrators, children, representatives, executors, successors and assigns (collectively, the “Released Group”) from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, arising out of or relating in any way to Employee’s service or separation from service (including, but not limited to, Employee’s service as an employee, officer, director and/or manager), up to and including the date of the Employer’s execution of this Agreement; provided that nothing herein will be deemed to release or discharge any member of the Released Group from any claims, causes of action, demands, fees or liabilities of any kind whatsoever, arising out of or relating to: (a) the enforcement of the Employer’s rights hereunder; (b) any rights or claims which arise after the date on which the Employer executes this Agreement; (c) the Employee’s illegal conduct, fraud (including, without limitation, undiscovered financial fraud), embezzlement, willful misconduct, malfeasance or bad faith; or (d) any claims, causes of action, demands, fees or liabilities of any kind whatsoever which cannot be waived by law.

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Voluntary Agreement And Effective Date

8.                                      Employee understands and acknowledges that, by signing this Agreement, Employee is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.

9.                                      The parties understand and agree that:

(a)         Employee will have a period of 21 calendar days in which to decide whether or not to sign this Agreement, and an additional period of seven calendar days after signing in which to revoke this Agreement.  If Employee signs this Agreement before the end of such 21-day period, Employee certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 21-day period or (ii) an offer to provide different terms in exchange for signing this Agreement before the end of such 21-day period.

(b)         In order to exercise this revocation right, Employee must deliver written notice of revocation to the corporate secretary of Sol-Wind, LLC on or before the seventh calendar day after Employee executes this Agreement.  Employee understands that, upon delivery of such notice, this Agreement will terminate and become null and void.

(c)          The terms of this Agreement will not take effect or become binding, and Employee will not become entitled to receive the Severance Payments, until that seven-day period has lapsed without revocation by Employee.  If Employee elects not to sign this Agreement or revokes it within seven calendar days of signing, Employee will not receive the Severance Payments.

(d)         All amounts payable hereunder will be paid in accordance with the applicable terms of the Employment Agreement.

Governing Law

10.                               This Agreement will be governed by the substantive laws of the State of Delaware, without regard to conflicts of law, and by federal law where applicable.

11.                               If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.

Consultation With Attorney

12.                               Employee is hereby encouraged and advised to confer with an attorney regarding this Agreement.  By signing this Agreement, Employee acknowledges that Employee has consulted, or had an opportunity to consult with, an attorney or a representative of Employee’s choosing, if any, and that Employee is not relying on any advice from Employer or its agents or attorneys in executing this Agreement.

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13.                               This Agreement was provided to Employee for consideration on [INSERT DATE THIS AGREEMENT PROVIDED TO EMPLOYEE].

PLEASE READ THIS AGREEMENT CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Employee certifies that Employee has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect.  Employee further states and confirms that Employee has signed this Agreement knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

Michael Morrow

Date:

Sol-Wind, LLC

Date:
By:

Title:

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EXHIBIT B

PERMITTED ENTITIES

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